Exhibit 99.1

BROOKFIELD REIT GROWS TO $1.5 BILLION OF TOTAL ASSET VALUE WITH ACQUISITION OF DREAMWORKS ANIMATION CAMPUS, TWO APARTMENT BUILDINGS AND THREE LOGISTICS FACILITIES

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15-Acre DreamWorks Facility in Glendale, CA Acquired for $326.5 Million; 445 Apartment Units Acquired for $172 Million; 500,000 Square Feet of Logistics Real Estate Acquired for $71 Million

BROOKFIELD NEWS, December 21, 2021 – Brookfield today announced that it has acquired the DreamWorks Animation Campus in Glendale, CA for $326.5 million. The 15-acre, 500,000-square-foot facility, located in Los Angeles’ media district, serves as DreamWorks’ headquarters and includes all essential infrastructure for the creation of animated feature films and television series including production and motion-capture studios, green rooms, a commissary and a 165-seat theater. The seven-building campus houses approximately 1,500 employees at the studio – including artists, animators, technologists and engineers. DreamWorks has occupied the facility for more than 20 years and its current lease runs until 2035. Brookfield acquired the facility through Brookfield Real Estate Investment Trust Inc. (“Brookfield REIT” or “the REIT”).

Also last week Brookfield REIT completed the acquisitions of two luxury apartment buildings totaling 445 units at an aggregate purchase price of $172 million:

•	Flats on Front

•	Newly built 273-unit residential building in the North Waterfront District of Downtown Wilmington, NC, abutting the new Riverfront Park and proximate to various lifestyle amenities

•	Verso Apartments

•	Brand new 172-unit residential building in Downtown Beaverton, one of the most desirable suburbs outside of Portland, OR – just 10 minutes from local employers including Nike and Intel

Brookfield REIT also recently acquired more than 500,000 square feet of logistics real estate through three individual transactions. Located in prime in-fill markets across the U.S., these facilities were acquired at an aggregate purchase price of $71 million:

•	6123-6227 Monroe Court

•	208,000-square-foot property in Chicago submarket of Morton Grove, IL

•	Fully leased to five tenants with more than six years of weighted-average lease term

•	8400 Westphalia Road

•	100,000-square-foot property in Washington, DC submarket of Upper Marlboro, MD

•	Fully leased to two tenants with more than six years of weighted-average lease term

•	McLane Distribution Center

•	211,000-square-foot property in Lakeland, FL, situated between Tampa and Orlando

•	Fully leased to a single tenant with 10 years of remaining lease term

Zach Vaughan, CEO of Brookfield REIT, said, “With the acquisition of these diverse assets in addition to the three properties Brookfield contributed to the REIT in November, we have nearly tripled the total asset value of the REIT following the advisory transition from Oaktree to Brookfield. We are excited to enter the studio and creative real estate sector while partnering with an innovative tenant and to apply our deep operating expertise in the apartment and logistics sectors to manage these new properties.”

With these new acquisitions, Brookfield REIT’s total asset value has grown to approximately $1.5 billion.

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Brookfield REIT

Brookfield Real Estate Income Trust Inc. (Brookfield REIT) is a public, non-listed, perpetual-life real estate investment trust that seeks to invest in a diversified, global portfolio of high-quality real estate and debt investments. Brookfield REIT is externally managed by a subsidiary of leading global alternative asset manager Brookfield Asset Management Inc. (NYSE: BAM; TSX: BAM.A), one of the world’s largest investors in real estate with approximately $237 billion of assets under management.

For more information, please visit Brookfield REIT’s website at www.brookfieldREIT.com.

MEDIA CONTACT

Kerrie McHugh

Tel: (212) 618-3469

Email: kerrie.mchugh@brookfield.com

FINANCIAL ADVISOR CONTACT

Brookfield Oaktree Wealth Solutions

Tel: (855) 777-8001

Email: info@brookfieldoaktree.com

Brookfield REIT is distributed by Brookfield Oaktree Wealth Solutions LLC (“BOWS”), a registered broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. BOWS operates as part of the Brookfield Oaktree Wealth Solutions group of Brookfield.